Exhibit 99.1

Corporate Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Kimberlee Sinclair Director, Global Communications +1 651 236 5823 kimberlee.sinclair@hbfuller.com

NEWS	For Immediate Release	November 11, 2015

H.B. Fuller wins monetary relief of over $14 million in arbitration case against Accenture

ST. PAUL, Minnesota, U.S. – H.B. Fuller Company (NYSE: FUL) announced today that it has been awarded damages in the amount of $12.8 million in its arbitration case against Accenture LLP related to the company’s ERP (enterprise resource planning software) implementation in 2014. The arbitrator also ruled that H.B. Fuller did not owe $1.4 million in fees, bringing the total monetary relief to over $14 million.

“While Accenture did not honor its contractual obligations to our company, I am extremely pleased with how our employees responded to the resulting challenges they faced over the course of the project,” says Jim Owens, President and CEO, H.B. Fuller. “Today, our business is running well and meeting customer needs, thanks to the extraordinary efforts of our committed employees. I’d also like thank our customers, suppliers and shareholders for their support throughout this project.”

H.B. Fuller is committed to delivering world-class, high-performance adhesive products and services to customers. The company is investing in a state-of-the-art ERP system to help drive quality service to its customers around the world, enabling sustainable, profitable growth.

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About H.B. Fuller:

For over 125 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2014 net revenue of $2.1 billion, H.B. Fuller’s commitment to innovation brings together people, products and processes that answer and solve some of the world’s biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in packaging, hygiene, general assembly, electronic and assembly materials, paper converting, woodworking, construction, automotive and consumer businesses. And our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at www.hbfuller.com and subscribe to our blog.